UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2015

TEAM, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 — CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 — CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the — Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the — Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

See discussion below in Item 2.01.

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On July 7, 2015, Team, Inc. (“Team”) completed its previously announced acquisition (the “Acquisition”) of the equity interests of the Qualspec Group LLC, Qualspec Holdings LLC, Qualspec Inc., Qualspec LLC, Clearview Qualspec Holdings, Inc., ATI/IESCO Investment Holdings Company and Northstar ATI/IESCO GP (collectively, the “Qualspec entities”) pursuant to a Purchase and Sale Agreement dated June 30, 2015 by and among Rocket Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Team, the Unit holders of Qualspec Group LLC, a Delaware limited liability company, the Option holders of Qualspec Group LLC, Clearview Capital Fund II (Parallel) L.P., a Delaware limited partnership that is the sole shareholder of Clearview Qualspec Holdings Inc., a Delaware corporation, Northstar Mezzanine Partners V L.P., a Delaware limited partnership that is the sole shareholder of ATI/IESCO Investment Holdings Company, a Minnesota corporation, and Verify Representative LLC, a Delaware limited liability company, as representative (the “Purchase Agreement”).

The consideration consisted of $255 million in cash, subject to certain post-closing adjustments for working capital. An additional $10 million in consideration, with $5 million of that amount placed into an escrow account maintained in accordance with the terms of the Purchase Agreement, is subject to an earnout based on the performance of the Qualspec entities for the calendar year ending December 31, 2015.

Team and the Qualspec entities made customary representations, warranties, covenants and agreements in the Purchase Agreement, including non-solicitation covenants by the principal equity holders of the Qualspec entities, and the completion of the Acquisition was subject to the satisfaction or waiver of customary closing conditions, including the expiration on July 2, 2015 of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Purchase Agreement contains indemnification for Team directly from the equity holders of the Qualspec entities against damages suffered as a result of breaches by the Qualspec entities or their equity holders of certain representations and warranties in the Purchase Agreement.

The description of the Purchase Agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. It is not intended to provide any other financial information about Team or its subsidiaries or affiliates or about the Qualspec entities or their subsidiaries or affiliates. The representations, warranties, and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures, were made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the entities being acquired or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Purchase Agreement.

In order to partially fund the amounts due to the equity holders of the Qualspec entities in connection with the Purchase Agreement, on July 7, 2015, Team expanded and amended its existing credit facility, which increased the size of the credit facility to $500 million and increased the number of banks in the syndicate.

Team intends to provide any required financial statements relating to the Acquisition on a Current Report on Form 8-K/A within the time allowed for such filing by Item 9.01 of Form 8-K.

ITEM 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Team intends to provide the financial statements required by Item 9.01(a) of Form 8-K relating to the Acquisition by amending this Current Report on Form 8-K within the time allowed for such filing by Item 9.01(a)(4) of Form 8-K.

(b)	Pro Forma Financial Information

Team intends to provide the pro forma financial information required by Item 9.01(b) of Form 8-K relating to the Acquisition by amending this Current Report on Form 8-K within the time allowed for such filing by Item 9.01(b)(2) of Form 8-K.

(d)	Exhibits

2.1	Purchase and Sale Agreement dated June 30, 2015 by and among Rocket Acquisition, Inc., the Unit holders of Qualspec Group LLC, the Option holders of Qualspec Group LLC, Clearview Capital Fund II (Parallel) L.P., Northstar Mezzanine Partners V L.P., and Verify Representative LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Team, Inc.
(Registrant)

Date: July 7, 2015	By:	/s/ Andre C. Bouchard
André C. Bouchard
Executive Vice President – Administration, Chief Legal Officer and Secretary